Execution Copy

                         EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated and effective as of the 25th day of July, 2001 (the "Effective Date"), is between CRIIMI MAE Inc., a Maryland corporation (the "Company") and David B. Iannarone (the "Executive").

                                 R E C I T A L S

     A. The Executive is currently employed by CRIIMI MAE Management, Inc., a wholly-owned subsidiary of the Company ("CM Management"), and serves as the Executive Vice President of the Company.

     B. The Board of Directors of the Company recognizes that it is in the best interests of the Company and its shareholders to retain capable and experienced executive officers such as the Executive.

     C. The Board of Directors recognizes that the Executive has made substantial contributions to the Company and desires to provide for the continuing employment of the Executive and to encourage the continued dedication and attention of the Executive to the Company.

     D. The Executive is willing to continue to serve the Company.

     E. The Company and the Executive desire to enter into this Employment Agreement.

     NOW, THEREFORE, in consideration of the premises, and the mutual agreements herein contained, the Company and the Executive agree as follows:

     1 EMPLOYMENT.

     1.1. Employment; Position. The Company hereby employs the Executive as Executive Vice President of the Company and the Executive hereby accepts such employment for the Term (defined below) of this Agreement.

     1.2. Duties. The Executive shall report directly to the Company's President and Chairman (the "Chairman") of the Board of Directors (the "Board"), unless the Chairman, President or the Board instructs him otherwise, and shall perform such duties consistent with the Company's bylaws, as amended, and his position as Executive Vice President as may be reasonably requested of him by the Chairman, President or by the Board.

     1.3. Attention and Effort. The Executive shall be required to devote his full business time, attention and effort to the Company's business and affairs and perform diligently his duties as are customarily performed by executive vice presidents of companies similar in character or size to the Company. Subject to the terms of Section 7, this shall not preclude the

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Executive  from serving on community  and civic  boards,  participating  in industry associations, or otherwise engaging in other business activities which, in the Company's reasonable judgment, do not unreasonably interfere with his duties to the Company.

     1.4. Support Services. The Executive shall be entitled to all of the administrative, operational and facility support customary for an executive vice president having the responsibilities of the Executive. This support shall include, without limitation, a suitably appointed private office, a secretary or administrative assistant, and payment of, or reimbursement for, reasonable cellular telephone expenses, reasonable business entertainment expenses, and any and all other business expenses reasonably incurred on behalf of, or in the course of performing, duties for the Company. The Executive agrees to provide such documentation of these expenses as reasonably may be required.

     2 TERM. The Term of this Agreement shall commence on the Effective Date and shall continue until the second anniversary thereof (the "Term"), unless earlier terminated pursuant to Section 5 hereof. As used herein, the term "Employment Period" shall mean the period from the Effective Date until the earlier to occur of (i) the expiration of the Term or (ii) the earlier termination of the Executive's employment pursuant to Section 5 of this Agreement.

     3 COMPENSATION. Throughout the Term, the Company shall pay or provide, as the case may be, to the Executive, the compensation and other benefits and rights set forth in this Section 3.

     3.1. Base Salary. During the Employment Period, the Company shall pay or cause CM Management to pay the Executive an annual base salary at the rate of $325,000 per annum, payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly). The Company shall increase the Executive's annual base salary the earlier of each anniversary of this Agreement or during the same month that annual increases are generally made to the Company's salaried employees by a minimum amount equal to the Executive's annual base salary in effect during the month (the "Adjustment Month") immediately prior to the month in which the adjustment is to occur, multiplied by the greater of (i) twenty percent (20%) or (ii) the percentage increase in the Consumer Price Index-United States City Average Urban Wage Earners and Clerical Workers (1967=100) (the "CPI") for the Adjustment Month over the CPI for the twelfth (12th) month preceding the Adjustment Month. The Executive's annual base salary, as such base salary may be increased, is referred to herein as the "Base Salary."

     3.2. Bonus. The payment of bonuses, if any, to the Executive shall be determined from time to time by the Chairman, President or the Board in their sole discretion, provided that, in each calendar year, the Company shall pay to the Executive a bonus in the minimum amount of one-third (1/3) of Executive's Base Salary then in effect (the "Minimum Bonus"). The Minimum Bonus shall be earned and prorated for partial calendar years, it being understood by all parties hereto that the Executive shall receive at least a full one-third of his Base Salary as a Minimum Bonus for calendar year 2001.

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     3.3. Insurance.

     3.3.1. The Company shall maintain or cause CM Management to continue to maintain the policies regarding disability and group term life insurance for the Executive, and for medical, hospitalization and dental insurance for the Executive, his spouse and eligible family members in effect immediately prior to the Effective Date (collectively, "Insurance Benefits"). The Company shall provide or cause CM Management to provide the Insurance Benefits to the Executive at no cost to the Executive.

     3.3.2. In addition, the Company shall provide or cause CM Management to provide, at the Company's or CM Management's cost, a two (2) year renewable term life insurance on the Executive's life, with a death benefit of at least Five Hundred Thousand Dollars ($500,000). Ownership of such policy, and the beneficiaries thereof, shall be subject to the determination and control of the Executive.

     3.4. Automobile. The Company shall (x) purchase an automobile selected by the Executive at a price not to exceed Forty Thousand Dollars ($40,000), or (y) lease an automobile selected by the Executive for a two (2) year term at a leasing price not to exceed the cost to lease an automobile worth Forty Thousand Dollars ($40,000) over the two (2) year term, the Company to pay that fraction of the leasing cost equal to the lesser of (i) Forty Thousand Dollars ($40,000) or (ii) the leasing cost over the two (2) year term, and the Executive to pay the balance, if any, of such leasing cost. In lieu of having the Company provide an automobile, the Executive may elect to be paid a monthly automobile allowance in an amount equal to the monthly rental payment for a lease of an automobile with a price of Forty Thousand Dollars ($40,000) for a two (2) year lease. Such automobile allowance shall terminate in all events upon termination of employment, whether for Cause (as defined Section 5.6) or not. With respect to each such automobile, the Company shall provide at its cost comprehensive automobile theft, casualty and liability insurance in coverage amounts reasonably satisfactory to the Executive and shall pay for all reasonable costs of operation, maintenance and repair of such automobile.

     3.4.1. In the event that the Executive's employment under this Agreement terminates for any reason (including voluntary or involuntary resignation) the Executive shall have the right to either (a) purchase the automobile at 90% of fair market value or (b) assume the lease of the automobile (including the right to purchase the automobile pursuant to the lease) then being provided for him pursuant to Section 3.4.

     3.5. Parking Space. The Company shall provide or cause CM Management to provide, at no cost to the Executive, a parking space in the garage of the building where its headquarters is located, or nearby if no such garage exists in the headquarters building.

     3.6. Pension, Profit Sharing, Retirement and Other Benefit Plans. The Company shall allow or cause CM Management to allow the Executive to participate in all pension, profit sharing, retirement and other benefit plans of the Company or CM Management generally available from time to time to employees of the Company or CM Management and for which the Executive qualifies under the terms thereof, and nothing in this Agreement shall, or shall be deemed to, in any way affect the Executive's right and benefits thereunder except as expressly provided herein.

     3.7. Vacation and Sick Leave. At the Effective Date, the Company shall provide a vacation and sick leave policy identical to the vacation and sick leave policy of CM Management immediately prior to the Effective Date. The Executive shall be entitled to such periods of vacation and sick leave allowance each year as provided under CM Management's vacation and sick leave policy for executive officers, but in no case shall such policy afford less vacation and sick leave than afforded immediately prior to the Effective Date. The Company also shall provide to the Executive such additional periods of vacation and sick leave allowance which CM Management was required to provide to the Executive, but were unused and accrued, up to the Effective Date.

     3.8. Membership Fees. The Company shall bear or cause CM Management to, on the Executive's behalf, bear the cost of all dues and fees necessary for the Executive to obtain or maintain his professional licenses and to obtain or maintain membership in appropriate professional associations and organizations, and the Company shall reimburse or cause CM Management to reimburse the Executive for all costs and expenses actually and reasonably incurred to attend meetings of all such associations and organizations. The Executive agrees to provide such documentation of all of the foregoing dues, fees, costs and expenses as reasonably may be required.

     3.9. Expense Allowance. The Company shall reimburse or cause CM Management to reimburse the Executive or provide him with an expense allowance of up to Ten Thousand Dollars ($10,000) for each twelve (12) months of the Term for financial planning, tax return and financial statement preparation services.

     3.10. Loan for Payment of Withholding Taxes on Option Shares. In the event the Company is required to withhold taxes on the exercise of an option by the Executive, the Company hereby agrees to lend an amount equal to such taxes to the Executive upon the following terms and conditions. The principal amount shall be due within sixty (60) days of the first to occur of (i) sale of the option shares, (ii) termination of employment hereunder or (iii) the fifth (5th) anniversary date of the Effective Date, whichever is earlier. Interest on the principal amount shall accrue at the appropriate applicable Federal rate, as defined in Section 1274(d) of the Internal Revenue Code, and shall be payable when the principal amount is due. Of the dividends paid on the option shares during the term of the promissory note, an amount sufficient to pay any income taxes due on such dividends by the Executive may be retained by the Executive with the balance being paid to the Company, to be applied to curtail the loan, first to accrued and unpaid interest, then to reduce the outstanding principal balance. The Executive agrees to pledge the Executive's option shares to the Company as security for any such loan, pursuant to a pledge agreement reasonably satisfactory to counsel for the Company.

     3.11. Use of Office After Cessation of Employment. Beginning on the day after the cessation of the Executive's employment with the Company, except in the case of termination of the Executive's employment for Cause or death, and continuing until the earlier of (i) the end of the one year after such cessation or (ii) the date, if ever, on which the Executive begins full time employment with another employer, the Company shall provide to the Executive, at no cost to the Executive, for his personal use, office space at a location in the Company's headquarters (other than in an executive suite of the Company's offices) and reasonable secretarial assistance and office support.

     4 PERMANENT DISABILITY.

     4.1. Determination. The Executive's "Permanent Disability" shall be deemed to have occurred one (1) day after (i) one hundred fifty (150) business days in the aggregate during any consecutive twelve (12) month period, or (ii) one hundred eighty (180) consecutive days that the Executive, by reason of physical or mental disability or illness, shall have been unable to discharge his principal duties under this Agreement.

     4.2. Resolution of Disagreement. If either the Company or the Executive, after receipt of notice of the Executive's Permanent Disability from the other, disagrees that the Executive's Permanent Disability shall have occurred, the Executive shall promptly submit to a physical examination by, or under the direction of, the chief of medicine of any major accredited hospital in the Washington, D.C. metropolitan area and, unless such physician (or his designee physician) shall issue a written statement to the effect that, in such physician's opinion, based on such physician's diagnosis, the Executive is capable of resuming his employment and devoting such time and energy as may be reasonably required to the performance of his principal duties hereunder within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred on a date determined in accordance with Section 4.1.

     5  TERMINATION  OF  EMPLOYMENT.   The  Executive's  employment  under  this
Agreement and the Term shall be terminated immediately upon the occurrence of any event set forth in Sections 5.1 through 5.4.

     5.1. Immediately upon the death of the Executive.

     5.2. By the Company at any time after the Permanent Disability of the Executive, subject to compliance by the Company with the Americans With Disabilities Act, or by the Executive at any time after his Permanent Disability.

     5.3. By the Company at any time for "Cause" (as defined in Section 5.6).

     5.4. By the Executive's resignation.

     5.5. For purposes hereof, Cause shall mean:

     (i) Active  participation  by the  Executive in  fraudulent  conduct;

     (ii) conviction of, or a guilty plea to, a felony;

     (iii) a deliberate act or series of deliberate acts which, in the reasonable judgment of the Company, results in material injury to the business, operations or business reputation of the Company;

     (iv) gross negligence;

     (v) the Executive's willful failure to perform any of his material duties under this Agreement; or

     (vi) the Executive's material breach of any provision of this Agreement, which material breach has not been cured to the Company's reasonable satisfaction within ten (10) days after the Company gives written notice thereof to the Executive or within such longer period of time, up to sixty (60) days after such notice, which is reasonably required to cure the default if the Executive is acting diligently to cure the default.

     5.6.  However,  there  shall  not be Cause in the case of  clause  (iii) of
Section 5.5, if the Executive promptly and diligently, after receipt of written notice from the Company, takes such action which causes the Company, in its reasonable judgment, to believe that any such material injury has been rectified; and there shall not be Cause in the case of clause (v) of Section 5.5, if the Executive promptly and diligently, after receipt of written notice from the Company, discontinues his failure to perform and rectifies any injury which resulted from his failure to perform. Any repetition of any such deliberate act or any further willful failure to perform, shall be Cause without any further opportunity to cure.

     6 SEVERANCE COMPENSATION.

     6.1. Termination by Death. If the Executive's employment is terminated by death, the Executive's estate shall be entitled to receive the following:

     (i) within ninety (90) days after the date of death, severance compensation in a lump sum payment equal to the aggregate amount of his Base Salary then in effect for eighteen (18) months together with the greater of (i) the amount of the Reorganization Payments paid to the Executive, as defined in Section 8.15 hereof, or (ii) all discretionary bonuses and Minimum Bonuses earned by the Executive during the Term, pursuant to Section 3.2 hereof (collectively, the "Earned Bonuses");

     (ii) within ninety (90) days after the date of his death, all rights and benefits accrued or earned by the Executive as of the date of his death under Sections 3.6 and 3.7 and, for the year in which death occurs, the expense allowance provided for in Section 3.9 and any unpaid Base Salary earned by the Executive through the date of his death; and

     (iii) all benefits, if any, provided by any insurance policies in accordance with their terms.

     6.1.1. Upon the Executive's death, any unvested rights to exercise options to purchase option shares pursuant to one or more option agreements entered into by the Company and the Executive (the "Option Agreements") shall immediately vest and may be exercised by the Executive's personal representative for a period of one (1) year thereafter or such longer period permitted by the Company's stock option plan(s).

     6.2. Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the Company nor any of its subsidiaries or affiliates shall have any further obligations to the Executive under this Agreement except for the following:

     (i) the Executive's right to that portion of any unpaid Base Salary and bonus, including any Minimum Bonus, and other compensation or benefits accrued or earned under Sections 3.6, 3.7 and 3.9 of this Agreement through the date of such termination;

     (ii) the Executive's rights and benefits under the Company's or CM Management's pension, profit sharing, retirement and other benefit plans; and

     (iii) the Executive's rights and benefits, if any, provided by any insurance policies in accordance with their terms, including the right, if he has not already done so, to acquire or designate ownership and control of such policies.

     6.2.1. Any unvested rights to exercise options to purchase option shares (except for rights which would have vested within thirty (30) days of such termination for Cause) shall terminate immediately, and all rights to exercise options to purchase option shares that are vested or which will vest within thirty (30) days of such termination for Cause must be exercised within one hundred eighty (180) days following such termination of employment or all such rights shall terminate.

     6.3. Termination without Cause or for Permanent Disability. If the Executive's employment is terminated by the Company without Cause or for Permanent Disability, the Executive shall be entitled to the following:

     (i) severance compensation equal to his Base Salary then in effect for eighteen (18) months from the date of such termination, payable at such times as his Base Salary would have been paid if his employment had not been terminated;

     (ii) within ninety (90) days after the date of such termination, all rights and benefits accrued or earned by the Executive under Sections 3.6 and 3.7 as of the date of such termination, an amount equal to the greater of (i) the Reorganization Payments or (ii) all Earned Bonuses, and, for the year in which such termination occurs, the expense allowance provided for in Section 3.9 and any unpaid Base Salary and Minimum Bonus earned by the Executive through the date of such termination; and

     (iii) the Executive's rights and benefits, if any, provided by any insurance policies in accordance with their terms for eighteen (18) months from the date of such termination, including the right, if he has not already done so, to acquire or designate ownership and control of such policies.

     6.3.1. If the Executive's employment is terminated without cause or by reason of his Permanent Disability, the Executive's rights to exercise options to purchase option shares in accordance with the vesting schedule set forth in the Option Agreements shall not be affected by such termination and such options may be exercised for a period of one (1) year thereafter or such longer period permitted by the Company's stock option plan(s).

     6.4. Involuntary Resignation. If the Executive resigns from all offices and directorships of the Company and all its subsidiaries and affiliates for any of the reasons set forth in Sections 6.4.1 through 6.4.6, such resignation shall be deemed an "Involuntary Resignation," and the Executive shall be entitled to receive the same severance compensation as is, and all other rights and benefits, provided for in Section 6.3 except that, if the Involuntary Resignation occurs as a result of or following a "change in control" (as defined in Section 6.4.7 below), any cash or in kind payments shall be paid to the Executive in a lump sum as soon as administratively practicable (but in no event later than 30 days) following the change in control.

The Executive's rights to exercise options to purchase option shares in accordance with the vesting schedule set forth in the Option Agreements shall not be affected by an Involuntary Resignation.

     6.4.1. The Company materially changes the Executive's duties as set forth in Section 1.2 without his consent. The Executive shall be deemed to have consented to any written proposal calling for a material change in his duties as set forth in Section 1.2, unless he shall give written notice of his objection thereto to the Company within thirty (30) days after receipt of such written proposal.

     6.4.2. The Executive's place of employment or the principal executive offices of the Company are located more than fifteen (15) road miles from 11200 Rockville Pike, Rockville, Montgomery County, Maryland.

     6.4.3. There occurs a material breach by the Company of any of its obligations under this Agreement, which breach has not been cured in all material respects within thirty (30) days after the Executive gives written notice thereof to the Company, which notice sets forth in reasonable detail the nature and circumstances of such breach.

     6.4.4. The Company or any subsidiary or affiliate of the Company violates a federal or state criminal law involving moral turpitude, and the Executive was unaware of such unlawful activity at the time of its occurrence.

     6.4.5. There occurs a "change in control."

     (i) The term "change in control" shall mean the first to occur of the following events:

     A. Any person or group of commonly controlled persons obtains ownership or control, directly or indirectly, of twenty-five percent (25%) or more of the voting control of, or beneficial ownership of (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), the voting capital stock of the Company; or

     B. The Company's stockholders approve (i) an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of related transactions) in a change in ownership of twenty percent (20%) or more of the voting control of, or beneficial ownership of (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), the voting capital stock of the Company, or (ii) an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including, without limitation, a plan of liquidation or dissolution), or (iii) otherwise approve of a fundamental alteration in the nature of the Company's business; or

     C. Individuals who, as of the date hereof, constitute the Company's Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election, by the shareholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose initial assumption of office is the result of an actual or threatened election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company) shall be considered as though such persons were a member of the Incumbent Board; or

     D. Without limitation of the foregoing, the Company no longer owns, directly or indirectly, a majority of the voting stock of CM Management, unless
(i) the Company or (ii) a subsidiary, the majority of the voting stock of which is owned, directly or indirectly, by the Company, assumes the obligations that the Company has agreed to cause CM Management to fulfill.

     (ii) In the event of termination within six (6) months following a "change in control," all of the Executive's Options shall become immediately exercisable notwithstanding any vesting schedule that would otherwise apply and the Executive shall also be entitled to the benefit set forth in Section 3.11.

     6.4.6. The Company, without the Executive's prior written consent, fails to pay or reduces the Executive's Base Salary, fails to increase the Executive's Base Salary in accordance with Section 3.1, or fails to pay or reduces the Minimum Bonus.

     6.4.7. The Company imposes requirements on the Executive, or gives instructions or directions to the Executive, which are: (x) contrary to or in violation of (i) rules, principles, or codes of professional responsibility or
(ii) law (as set forth in written statutes or regulations thereunder), which the Executive is obligated to follow; (y) such that compliance by the Executive with such requirements, instructions or directions would likely (i) have a material adverse effect on the Executive or (ii) cause the Executive to suffer substantial liability, and (z) not withdrawn by the Company after written request by the Executive, which written request sets forth the Executive's complete explanation as to why he believes the requirements, instructions or directions should be withdrawn.

     6.5. Voluntary Resignation or Failure to Extend the Term. If the Executive voluntarily resigns his employment, or is an employee of the Company at the second anniversary of the commencement of the Term and the Executive and the Company have not reached mutual agreement with respect to the Executive's continued employment by the Company, the Executive's employment shall be terminated and the Executive shall be entitled to receive the following:

     (i) within ninety (90) days after the date of such termination, all rights and benefits accrued or earned by the Executive under Sections 3.6 and 3.7 as of the date of such termination, and, for the year in which such termination occurs, the expense allowance provided for in Section 3.9 and any unpaid Base Salary and bonus, including any Minimum Bonus, earned by the Executive through the date of such termination; and

     (ii) the Executive's rights and benefits, if any, provided by any insurance policies in accordance with their terms for eighteen (18) months after such date, including the right, if he has not already done so, to acquire or designate ownership and control of such policies. In the case of failure to extend the term only, the Executive also shall receive severance compensation equal to his Base Salary then in effect for eighteen (18) months after such date, payable at such times as his Base Salary would have been paid if the Term had not expired together with a payment within ninety (90) days after any failure to extend the Term, equal to the greater of (i) the Reorganization Payments or (ii) all Earned Bonuses.

     6.5.1. Any unvested rights to exercise options to purchase option shares (except for rights which would have vested within thirty (30) days of such termination) shall terminate and all rights to exercise options to purchase option shares that are vested or which will vest within thirty (30) days of such termination must be exercised one hundred eighty (180) days after such voluntary resignation or such rights shall terminate.

     6.5.2. The rights to exercise options to purchase option shares in accordance with the vesting schedule set forth in the Option Agreements shall not be affected by termination of employment for failure to extend the Term of the Executive's employment.

     6.6 Certain Additional Payments of the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company, CM Management or any of their subsidiaries to or for the benefit of the Executive, whether paid or payable, pursuant to the terms of this Agreement or otherwise (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or similar section or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax") , then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     6.7 Legal Expenses. If, with respect to any alleged failure by the Company, CM Management or any of their subsidiaries to comply with any of the terms of this Agreement, the Executive hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement and thereafter the Company, CM Management or any of their subsidiaries is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then the Company shall indemnify the Executive for his actual expenses for attorneys' fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to the Executive equal such fees and disbursements.

     7 [INTENTIONALLY OMITTED]

     8 MISCELLANEOUS.

     8.1. [INTENTIONALLY OMITTED]

     8.2. No Restrictions. The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would interfere with the performance of his duties hereunder.

     8.3. Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable nevertheless shall be binding and enforceable.

     8.4. Successors and Assigns; Benefits. The rights and obligations of the Company, and its subsidiaries and affiliates under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its subsidiaries and affiliates, and their respective successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns. The benefits of the Executive's obligations to perform services shall run equally to the Company's subsidiaries and affiliates as though they are parties to this Agreement.

     8.5. Dispute Resolution. Any controversy (excluding a disagreement covered by Section 4.2 (Permanent Disability)) or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Montgomery County, Maryland in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear costs of its own experts and counsel's fees.

     8.6. Notices. All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

                  If mailed to the Company or the Board:

                           CRIIMI MAE Inc.
                           11200 Rockville Pike
                           Rockville, MD 20852
                           Attention:  President
                           Fax Number:  301-231-0399

                   If to the Executive:

                           David B. Iannarone
                           17 Kentbury Way
                           Bethesda, MD 20814

Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

     8.7. No Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

     8.8. Prior Agreements. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

     8.9. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Maryland, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the non-exclusive personal jurisdiction of the federal and state courts sitting in Maryland; accordingly, subject to the provisions for arbitration provided in Section 8.5, any justifiable matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Maryland.

     8.10. Tax Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

     8.11.  Captions.   Captions  and  section  headings  used  herein  are  for
convenience and are not a part of this Agreement and shall not be used in construing it.

     8.12. Singular, Plural and Gender. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

     8.13. Indemnification. The Executive shall have the full benefit of all indemnifications authorized by the Company's Charter and bylaws applicable to officers and directors and the Company shall provide Directors and Officers Insurance for the Executive in such amounts and on such terms as is maintained for any other officer or director of the Company.

     8.14. [INTENTIONALLY OMITTED]

     8.15. Reorganization Payments. In connection with the Chapter 11 reorganization of the Company, the Company or CM Management paid retention payments for the calendar year 2000 to the Executive equal to $272,500 and paid a bonus to the Executive equal to $75,000 on or before July 13, 2001 (collectively, the "Reorganization Payments").



                [The next page is the signature page]

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement, intending to be bound legally as of the date first above written.

                                             COMPANY

                                             CRIIMI MAE Inc.
                                               a Maryland corporation



                                             /s/William B. Dockser
                                             -------------------------
                                             William B. Dockser
                                             Chairman of the Board

                                             EXECUTIVE



                                             /s/David B. Iannarone
                                             --------------------------
                                             David B. Iannarone